Exhibit 10.44

LETTER OF INTENT

February 4, 2014

Trevor Folk
Shoreline Energy Corp.
500, 500 4th Avenue SW
Calgary, AB T2P 2V6

Dear Trevor:

This letter outlines the proposal by Lilis Energy, Inc. (“Lilis”) to combine with Shoreline Energy Corp. (“Shoreline” and together with Lilis, the “Parties”, and each individually, a “Party”), in an acquisition transaction by way of a take-over bid, plan of arrangement or other means  (the “Transaction”) on the terms and conditions contained herein. This letter replaces and supersedes the Non-Binding Letter of Intent entered into between the Parties as of January 16, 2014.

1.             Transaction.  Lilis proposes to acquire Shoreline with Lilis being the surviving corporation.  Based on the information received to date, each of the shareholders of Shoreline would exchange or convey all common shares of Shoreline (the “Shoreline Shares”) outstanding immediately prior to the Transaction. The consideration for the purchase or exchange of all Shoreline Shares outstanding at the Closing time (the “Purchase Price”) shall be 6,666,666 shares of common stock of Lilis (the “Lilis Shares”) at a deemed price of $3.00 per Lilis Share.

All outstanding options to acquire Shoreline Shares issued and outstanding pursuant to Shoreline’s stock option plan shall be either (i) exercised prior to the Closing time; (ii) converted to options to acquire a like number of Lilis Shares; or (iii) cancelled for nominal consideration, as determined by Shoreline and/or the holder(s) of the Shoreline options.

All outstanding warrants to acquire Shoreline Shares shall be converted to warrants to acquire a like number of Lilis Shares in accordance with their terms and pursuant to the Transaction.

2.             Due Diligence Investigation; Cooperation.  Each of the Parties will continue its due diligence investigation of the legal, business, environmental and financial conditions of the other Party.  Each of the Parties will extend its full cooperation to the other Party and its lawyers, accountants and other representatives in connection with such due diligence investigation.  Upon execution of this letter, each Party shall make available all financial and legal information requested by or on behalf of the other Party, its financing sources, and their representatives, including independent accountants and counsel, in connection with its due diligence review of such Party, including at all reasonable times and upon reasonable notice, access to such Party’s books, records, facilities, properties, employees, accountants and attorneys.   Each of the Parties will extend its full cooperation to the other Party and its lawyers, accountants and other representatives in connection with the preparation of necessary pro forma financial statements, proxy and information statements for the Parties’ shareholder meetings, and otherwise as required to satisfy the conditions set forth in Section 3 of this letter.

3.             Conditions to Closing.  The obligations of either Party to consummate the Transaction will be subject to the satisfaction of the following conditions, among others:

(a)           Each Party shall have completed its due diligence investigation of the other Party in scope, detail and substance, and of results, satisfactory to such Party in its sole discretion;

(b)           Each Party shall have obtained customary fairness opinions;

(c)           The Parties shall have negotiated and executed a mutually acceptable definitive agreement governing the Transaction, including appropriate covenants, conditions, representations and warranties (the “Definitive Agreement”);

(d)           Shoreline shall have secured a new credit facility to replace its (i) $3 million loan with Acceleration Resources LLC secured by Wattenberg ORRI properties, (ii) $5 million loan with Century secured by Wattenberg WI properties, and (iii) $10 million loan / royalty obligation with Devon Canada secured by gas property in northern Alberta (the “Devon Loan”), each in a manner, form and substance satisfactory to Lilis, provided that the amount allocated to the Devon Loan shall be no greater than $5 million;

(e)           Shoreline shall have secured a new conventional credit facility, assumable by Lilis in connection with the Transaction, the proceeds of which are to be used to repay outstanding debt owing to Alberta Treasury Branches, and for working capital purposes following the Transaction, all in a form and substance satisfactory to Lilis;

(f)            Shoreline shall have reached a settlement of the pending lawsuit regarding title to certain of Shoreline’s Wattenberg WI properties without any material adverse change to the financial position of Shoreline, the number of outstanding Shoreline Shares, or Shoreline’s interests in its assets (taken as a whole);

(g)           Shoreline shall have satisfied any liability to its executives, directors or other employees with respect to obligations of Shoreline pursuant to all employment or consulting services agreements, director compensation programs, termination, severance, change of control, bonus and retention plans or policies for severance, termination, change of control, vacation pay, bonus or retention payments, and any payments related to any incentive plan, arising out of or in connection with the Transaction. The Parties understand and agree that in connection with the foregoing, Shoreline shall make aggregate payments of up to $1 million to satisfy accrued director fees, accrued and unpaid wages and accrued and unpaid consulting fees, and that such payment shall not be subtracted from the Purchase Price;

(h)           Lilis and Shoreline shall work together to agree on the senior executives and employees of Shoreline who will continue to be employed with Lilis after the Transaction and the terms and conditions of any such employment.

(i)            Shoreline shall have received approval of the holders of the outstanding Shoreline debentures (the “Shoreline Debentures”) to convert the Shoreline Debentures into preferred shares of Lilis having a substantially equivalent coupon and conversion rate, which preferred shares shall not be redeemable by the holders, shall be redeemable by Lilis at any time after issuance and will be subject to mandatory conversion if the trading price of Lilis common stock is more than 120% of the conversion price for more than 10 days;

(j)            An interim order of the Court of Queen's Bench of Alberta (the “Court”) concerning the Transaction (the “Interim Order”) shall have been granted in form and substance satisfactory to Lilis and Shoreline, and such order shall not have been set aside or modified in a manner unacceptable to Lilis or Shoreline, on appeal or otherwise;

(k)           The shareholders of Shoreline shall have passed a resolution approving the Transaction in accordance with the Interim Order;

(l)            The shareholders of Lilis shall have passed a resolution approving the Transaction;

(m)           A final order the order of the Court approving the Transaction shall have been granted in form and substance satisfactory to Lilis and Shoreline, acting reasonably, and such order shall not have been set aside or modified in a manner unacceptable to Lilis or Shoreline, on appeal or otherwise;

(n)           The Articles of Arrangement to be sent to the Alberta Registrar of Corporations in accordance with the Transaction shall be in form and substance satisfactory to Lilis and Shoreline;

(o)           Any approval of the Transaction required under the Competition Act, R.S.C. 1985, c. C-34, as amended shall have been obtained;

(p)           All necessary written notifications with respect to the Transaction shall have been provided to the minister of the Canadian federal government responsible for the Investment Canada Act;

(q)           No act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any governmental authority or by any elected or appointed public official or private person, whether or not having the force of law, and no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated, amended or applied, which has had or, if the Transaction were consummated, would result in a material adverse effect on Shoreline or Lilis, or would materially impede the ability of the parties to complete the Transaction;

(r)            The Transaction shall have been consummated on or before April 30, 2014 (the “Outside Date”);

(s)            Between the date hereof and the consummation of the Transaction, there shall not have occurred any material adverse change with respect to either Shoreline or Lilis;

(t)            Lilis and Shoreline shall have obtained all consents, waivers, permissions and approvals necessary to complete the Transaction by or from NASDAQ with respect to the additional listing of the Lilis common stock to be issued pursuant to the Transaction, it being understood that Lilis will become a “reporting issuer” in Canada unless exempt under applicable laws and that it will not list its shares on the TSX;

(u)           Both Shoreline and Lilis shall have furnished the other with certified copies of the resolutions duly passed by its board of directors and shareholders approving the Transaction;

(v)           Shoreline shareholders holding not more than 5% of the Shoreline Shares then outstanding shall have validly exercised, and not withdrawn, dissent rights, and Shoreline shall have provided to Lilis a certificate of a senior officer certifying such;

(w)           Executed resignations and releases (mutual releases in the case of directors and officers) in a form satisfactory to Lilis, shall have been received by Lilis from all directors or officers;

(x)            Shoreline shall have not more than 8,939,067 Shoreline Shares outstanding; and Shoreline confirms that, as at the date hereof, there are 8,939,067 Shoreline Shares outstanding;

(y)           Lilis shall have not more than 33,000,000 common shares outstanding immediately after closing of the Transaction assuming full conversion of the outstanding debentures of Lilis (the “Lilis Debentures”) and completion of all steps contemplated in this agreement;

(z)            Lilis shall have secured a new credit facility of not less than $15 million. Lilis shall pay no more than $15 million of this facility or such other amount and on such other terms as are reasonably agreed by the Parties to pay out and extinguish in full the existing $19 million facility with Hexagon;

(aa)          Lilis’s total debt (including any working capital deficiency, and convertible debt instruments) shall not exceed $20 million;

(bb)         The outstanding Lilis Debentures shall be converted in their entirety to Lilis Shares;

(cc)          Lilis shall have not less than $10 million cash or available credit at time of closing;

(dd)         The parties shall have agreed upon an acceptable approach to resolution of the “sandwich structure” tax issues related to the Transaction; and

(ee)          All third party, shareholder and governmental consents and approvals necessary for the consummation of the Transaction shall have been received;

it being understood that as used in this Section 3, the term “satisfactory to Lilis” shall mean in the sole discretion of the board of directors of Lilis, acting reasonably.

Certain conditions set forth above assume the Transaction is structured as a Plan of Arrangement; in the event the Transaction is structured as a take-over bid or otherwise, such conditions shall be modified accordingly.

4.             No-Shop Agreement.

(a)          Each of the Parties acknowledges that the other Party will devote substantial time and incur out-of-pocket expenses (including attorneys’, accountants’ and consultants’ fees and expenses) in connection with the Transaction (collectively, “Acquisition Expenses”).  To induce Lilis to incur Acquisition Expenses, Shoreline agrees that from and after the signing date of the Definitive Agreement until the earlier of: (i) the closing  of the Transaction pursuant to the Definitive Agreement, (ii) the date upon which Lilis notifies Shoreline in writing that does not wish to proceed with the Transaction, or (iii) February 28, 2014 (the “Exclusivity Period”), Shoreline shall not, nor shall Shoreline permit any of its officers, directors, agents or affiliates to: (A) enter into any written or oral agreement or understanding with any person or entity regarding Another Transaction (as defined below); (B) solicit, encourage, enter into or continue any negotiations or discussions with any person or entity regarding the possibility of Another Transaction, or solicit, entertain or review any offers or proposals regarding Another Transaction; or (C) except as otherwise required by law, court order or similar compulsion, provide any nonpublic financial or other confidential or proprietary information regarding Shoreline (including this letter and any other materials containing Lilis’s proposal and any other financial information, projections or proposals regarding Shoreline) to any person or entity whom Shoreline knows, or has reason to believe, would have any interest in participating in Another Transaction.  Lilis will promptly notify Shoreline of its decision to no longer pursue the Transaction pursuant to clause (ii) above. In the event Shoreline shall receive any offer or proposal, directly or indirectly, relating to Another Transaction, or any request for disclosure or access to information, it shall promptly inform Lilis as to any such offer or proposal and will cooperate with Lilis by furnishing copies of any such offer or proposal and any information relating thereto it may reasonably request.  As used herein, the term “Another Transaction” means the sale (whether by sale of stock, merger, consolidation or other disposition) of all or any part of the business of Shoreline or any material portion of the assets of Shoreline or issued or unissued capital stock of Shoreline.

(b)          Shoreline hereby represents to Lilis that Shoreline is not bound to negotiate Another Transaction with any other person or entity, and that Shoreline’s execution of this letter does not violate any agreement to which Shoreline is bound or to which any of the assets of the Shoreline are subject.

5.             Expenses.  Each of the Parties will bear its own expenses and costs of the transactions contemplated hereby, including, but not limited to, the fees of attorneys and financial advisors, provided that the fees and expenses of Shoreline shall reduce the Purchase Price on a dollar-for-dollar basis.

6.             Confidentiality.  Except for the use of such information and documents in connection with the proposed transactions or as otherwise required by law or regulations, each Party, for itself and its lawyers, accountants and other representatives, agrees to keep confidential any information obtained by it from the other Party in connection with its investigations or otherwise in connection with these transactions and, if such transactions are not consummated, to return to the other Party any documents and copies.

7.             No Third Party Beneficiaries. This letter shall be binding upon and inure to the benefit of the Parties hereto. Nothing in this letter, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this letter.

8.             Entire Agreement. This letter and the confidentiality agreement dated June 20, 2013 between Lilis and Shoreline entered into in connection with the transaction contemplated herein constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof.  Neither party shall have any liability or obligation in respect of the prior Letter of Intent, dated January 16, 2014.

9.             Governing Law.  This letter of intent, and the Definitive Agreement, shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Colorado. Each Party consents to the exclusive jurisdiction and proper venue of the state and federal courts located in Denver, Colorado for any claim, dispute or controversy hereunder in any such suit, action or proceeding and irrevocably waives, to the fullest extent, any argument that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Each of the Parties, knowingly, voluntarily and intentionally waives any right to trial by jury in any action or other legal proceeding brought by the other Party arising out of or relating to this letter of intent or the transactions contemplated hereby or any other document relating or pertaining to this letter of intent or the transactions contemplated hereby. Notwithstanding the foregoing, any Plan of Arrangement entered into between the Parties shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Alberta and the federal laws of Canada applicable therein.

10.            Counterparts.  This letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together will constitute one and the same agreement.

11.            Binding Effect; Termination.  This letter is intended to create a binding obligation of both Parties to proceed with the transactions contemplated hereby, subject to the terms and conditions set forth herein.  Lilis shall have the right to terminate this letter without any further obligation unless obtains Shoreline delivers to it forbearance or similar agreements from each of its lenders identified in Sections 3(d) and 3(e) above on or prior to February 6, 2014, and each of Lilis and Shoreline shall have the right to terminate this letter without any further obligation if it determines, in its reasonable discretion, that satisfaction of the closing conditions is impracticable. This letter will automatically terminate on the Outside Date, or otherwise by mutual written agreement. Section 4 shall cease to be effective at the end of the Exclusivity Period.  Sections 5 through 11 shall continue to be binding on the Parties notwithstanding any abandonment of the Transaction or expiration of the Exclusivity Period.

If you agree to the foregoing, please return a signed copy of this letter to the undersigned no later than 5:00 p.m. MST on February 4, 2014, after which time this letter will expire if not so accepted.

Lilis Energy, Inc.

By:	/s/ Abraham Mirman
Abraham Mirman, President

Agreed and accepted this 4th day of February, 2014:

Shoreline Energy Corp.

By:	Trevor Folk
Trevor Folk, Chief Executive Officer